CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Exhibit 10.12

[English Translation]

AGREEMENT

Shen Lena Wai Qing Zi(1999) no. 0182

Party A:	Hang Gang Bao An Economic Development Co., Ltd.
Party B:	E.Pak (Singapore) Pte. Ltd.
Business Unit:	Shenzhen Long Gang District Foreign Economic Development Co., Ltd.

Subject to both Parties abiding by the laws and the relevant regulations of the Peoples Republic of China and based on the principle of equality and mutual benefits, both Parties have after thorough negotiations decided to establish a processing enterprise named as Hong Gang Bao An Yi Be Multi-Products Factory to carry on the business of processing (with supplied materials) semi-conductor and electrical equipment packaging materials. Party A and Party B hereby mutually agree as follows:-

1.	Obligations of the Parties

Party A’s responsibilities:

(1)	Party A shall provide a roofed workshop with area of 600 sqm and 30-60 production workers, to process the above-mentioned products for Party B during the term of this Agreement. The processed products shall be delivered back to Party B for re-export to Hongkong or other countries.

(2)	Party A shall provide its existing water and electricity utilities for the processing production. If it is necessary to install new water and electricity facilities. Party B shall bear the costs of the facilities and installation.

(3)	Party A shall assist Party B to handle the import-export formalities in the relevant activities of the processing operation.

(4)	Party A shall send personnel to serve as factory manager, financial accountant and warehouse-keeper of the factory and shall be responsible for the management of me factory and financial management.

Party B’s responsibilities:

(1)	Party B shall provide Party A free of charge with equipment (as described in the attached list) required for the processing production, and shall transport the equipment in batches to the site of Party A’s factory. The title to the equipment, valued at about USD1.1 million, shall belong to Party B exclusively. All the machinery and equipment may be repatriated to Hongkong or other countries should Party B decide not to continue the processing operation when this Agreement expires.

(2)

Party B shall provide free of charge raw materials, auxiliary materials arid packaging materials (hereinafter referred to collectively as the raw materials) required in the processing production. The quantities and specifications of the raw materials shall be spelt out in the specific production contracts.

(3)	Party B may suggest to Party A that the non-competent workers be replaced after being given a chance to Improve, but may not unilaterally dismiss workers.

(4)	The administrative charges relating to the customs supervision of the raw materials arid equipment provided by Party B free of charge shall be borne by Party B.

2.	Processing Quantity

The processing quantity (materials supplied by Party B) in the first year shall be 550,000 kg, and the processing fee to Party A shall be about USD[XXX]. Commencing from the second year, the processing quantity shall be increased over the base quantity of the previous year. The exact quantity and specification shall be spelt out in the production contract.

3.	Pricing Principle and Processing Fee

(1)	The trial production period (training period) shall be 3 months, during which the processing tee for each worker per month is fixed provisionally at USD[XXX] (HKD[XXX]) (the number of working days per month and the working hours per day are subject to the stipulations of the government’s labour department). In the event Party 5 requires overtime work for urgent delivery, it shall obtain Party A’s consent; and Party B shall pay extra allowances to the workers for the overtime in addition to the normal fixed amount of processing fees.

(2)	After the trial production the remuneration shall be calculated on piece-work basis. Party A and Party 5 shall determine, based on the principle of mutual benefits, the rates according to the types, specifications, makes and technical complexity of the processing work (products). The rate shall be spelt out in the processing production contract for each batch of products. (However, to ensure the workers have reasonable income, the average processing fee per person shall not be lower than USD90 (HKD[XXX]) per month; and if it is lower than USD[XXX] (HK[XXX]). Party B shall make up the difference for Party B’s workers. The workers’ processing fees shall be adjusted once every two years following the rise of price index.)

(3)	The water and electricity expenses incurred n the production by Party A’s factory shall be payable by Party B.

(4)	Party B shall pay Party A a monthly processing fee fixed at USD[XXX] (HKD[XXX]) In consideration of the workshop and premises provided by Party A. which shall be settled monthly b Party B through the Bank of China. The fixed processing fee shall be adjusted once every two years following the rise of price index.

(5)	The processing fees payable by Party B shall not be paid in RMB to the workers directly in any form, but shall be settled in foreign exchange to Party A through the Bank of China. Party A will then handle in accordance with the relevant regulations of the government.

4.	Rate of Wastage

(1)	The production wastage during the trial production period of the factory shall be compensated as actually occurred.

(2)	The production wastage after the expiration of the trial production period shall be discussed between the Parties and agreed upon, and spelt out specifically in the production contract(s).

5.	The Timings of Deliveries of Supplied Materials and Products

(1)	Party B shall provide sufficient raw materials, auxiliary materials and packaging materials on monthly basis in accordance with the processing quantity provided for in this Agreement. In order to ensure the normal production in Party As factory, Party B shall deliver the materials to the site of Party A’s factory 7 days before the commencement of production of each batch of products. In the event Party A’s factory is in production for less than 25 days a month due to shortage of materials provided by Party B (except for an event of force majeure), Party B shall pay Party A the living subsidies for the workers employed In the factory, at the rate of USD[XXX] per worker per day, for such number of days of stoppage.

(2)	Party A’s factory shall deliver the goods to Party B on such delivery date agreed between the Parties with the quantity and quality requirements met. Party A shall be liable to compensate for the economic losses caused to Party B arising from Party A’s failure to perform as aforesaid (except for an event of force majeure). The amount of liquidated damages may be specified in the contract.

(3)	The machinery, ventilation devices, lighting equipment, etc. and the materials supplied by Party B shall be transported by Party B to the site of Party A’s factory whereat the handing/taking over procedure will be carried out by the Parties. The finished products, processed in Party A’s factory, shall be inspected by Party B at Party As factory before transportation; and Party A shall not be liable thereafter for shortage of finished products or rectification. It Party B requests rectification, It shall pay for the costs of rectification.

6.	Foreign Exchange Settlement Mode

The processing fee payable to Party A’s factory shall be settled once every month by way of D/P (delivery against payment) demand draft or cashiers order. The transaction shall be handled by Party A’s factory together with Shenzhen Long Gang District Foreign Economic Development Co., Ltd. through the Bank of China Long Gang Branch against Party B’s account no.2113080940 with UOB Bank Hongkong Branch. If Party B fails to make payment for more than 15 days (after due date), interest shall be charged. calculated by the number of days of delay and based on the prevailing rates of Hongkong banks, and shall be paid to Party A together with the defaulted amount. If Party B fails to settle the foreign exchange payment within 30 days. Party A shall be entitled to stop delivery of finished products or to take other remedial measures.

7.	Transportation and Insurance

(1)	Party B shall be responsible for the freight and such expenses of Party B’s provision of the machinery, equipment and the aforesaid materials and that of finished products processed In Party A’s factory.

(2)	Party B shall take out insurance policies with PICC Long-gang Branch to insure the transporting-it’ or materials, the transporting-Out of finished products, the machinery, equipment and materials kept in the factory during the processing period, and the workshop, dormitory and labour.

8.	Technical Exchange

Party B shall, upon the arrival of its machinery and equipment at the site of Party A’s factory, promptly send its staff to install the equipment with USSIStUflC6 from Party A’s staff. Commencing from the trial production period. Party A shall send technical staff to provide technical training to workers in Party A’s factory until such time the workers have basically acquired the production techniques to carry on normal production. The salaries and all expenses of Party B’s technical stuff shall be borne by Party B, while Party A shall provide daily flying convenience to Party B’s technical staff.

9.	Arbitration

Any dispute arising in connection with the performance of this Agreement between the Parties shall be settled through friendly negotiations. In the event it is not resolved after negotiations the dispute shall be referred to China Council for Promotion of International Trade (“CCPIT”)’S Foreign Economic and Trade Arbitration Commission” Shenzhen Sub-commission for arbitration. The award of the arbitration body shall be final arid binding on bath Parties. The arbitration costs shall be borne by the losing party.

[*note: the correct name should be China International Economic arid Trade Arbitration Commission (“CIETAC”)]

10.	Term of this Agreement

This Agreement shall come into effect upon execution by both Parties and after It is approved by the relevant authority The effective period shall be ten years, that is, from 31 May 1999 to 31 May 2009. Any Party that wishes to terminate this Agreement before it expires or to extend It shall notify the other Party 3 months in advance. The Parties shall then negotiate the handling of matters relating to the termination or extension of this Agreement, and it shall be approved by the original examination and approval authority before it may be implemented. If a Party unilaterally terminates this Agreement prematurely. It shall compensate the economic losses of the other Party. The method of compensation is payment of 1 month of processing fee based on the average of monthly processing fees for the past 6 months immediately before termination of this Agreement.

The fixed assets (e.g. workshop, dormitory) and the machinery, equipment, etc. that are supplied for consideration by Party B shall belong to Party A after this Agreement expires. The movable assets (e.g. machinery, vehicles, ventilation devices) provided by Party B free of charge shall belong to Party B, and their disposal shall be verified in accordance with relevant customs regulations.

If one Party falls to perform the provisions of this Agreement within 2 months after this Agreement has come into effect, the other Party shall be entitled to request to terminate this Agreement. The termination shall become effective once It is approved by the original examination and approval authority.

Party A is entitled to terminate this Agreement with the approval of the original examination and approval authority in the event Party B does not order production for half a year continuously after this Agreement is effective and the processing production is commenced. The economic losses caused by Party B shall be compensated with the machinery and equipment or materials provided by Party B.

This Agreement is made in 8 original sets having the equal effect: Party A. Party B and the business unit shall each hold one set. A few copies of this Agreement may also be reproduced.

Both Parties may negotiate to amend or supplement this Agreement with respect to matters not covered herein, and such amendment or supplement requires the approval of the original examination and approval authority to be effective.

This Agreement has been executed by the Parties.

Party A:	Heng Gang Gao An Economic Development Co., Ltd.
Representative:	(Signature)
Address:	Bao An Village, Heng Gang.
Tel:	8863631

Party B:	E.Pak (Singapore) Pte Ltd
Representative:	(Signature)
Address:	121 Genting Lane, #04-00 Singapore.
Tel:	5472188

Business unit:	Shenzhen Long Gang District Foreign Economic Development Co., Ltd.
Representative:	(Signature)
Address:	1002 Sungang Road (East), 17th Floor, Suite C, Bao An Plaza, Shenzhen.
Tel:	5170616, 5170612.

Signed on 31st May 1999 in Shenzhen.

Note: Translation is based an copy of document We do not authenticate the original document.

Imported Equipment List

Name of Equipment	Quantity (unit)	Amount (USD)
Air Compressor	7	80,000
Plastic Extrusion Molding Machine (Plastic Extruder)	6	48,000
Plastic Injection Machine	12	500,000
Drying Machine	6	20,000
Rubber Belt Molding Machine	12	150,000
Precision Projector	2	60,000
Rubber Belt Auto Inspection Machine	8	100,000
Cleaner	2	160,000
Shredder	3	40,000
Total		1,158,000